EXHIBIT 99






CONTACT:  Jonathan B. Weis                  FOR IMMEDIATE RELEASE
          Director of Corporate Communications
          Entertainment Properties Trust
          (816) 472-1700


          Joe Keenan, Sturges + Word
          (816) 221-7500




    ENTERTAINMENT PROPERTIES TRUST ANNOUNCES DEAL TO ACQUIRE
           MEGAPLEX THEATRE PROPERTY OPERATED BY MUVICO

          KANSAS CITY, Mo. (July 10, 1998) -- Entertainment Properties Trust (EPR:NYSE), a Real Estate Investment Trust
     (REIT) that owns entertainment-related properties, announced today that it has signed a definitive agreement to acquire the Muvico Pompano 18 in Pompano Beach, Fla., operated by Muvico Theaters, Inc.

     Muvico Theaters is a regional movie exhibitor based in Fort
     Lauderdale, Fla., that operates seven theatres with 55 screens in that state and has 250 screens in development throughout the southeast.

     The agreement provides for the purchase of the land and building known as the Pompano 18 for approximately $16 million. Further, the purchase agreement contemplates the acquisition by Entertainment Properties Trust of up to six additional megaplex properties to be developed over the next two years with an estimated value of $120 million. Two of the six additional megaplex properties will be located in Davie, Fla., and Gainesville, Fla.

                              -more-



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EPR PURCHASE AGREEMENT
First and final add

     "Hamid Hashemi, president of Muvico, and the rest of his excellent staff, have embarked upon a very exciting expansion of the Muvico brand," said President Robert L.
     "Chip" Harris. "The Pompano 18 is the first of many theatres that Entertainment Properties and Muvico expect to do together."

     Entertainment Properties Trust is a Real Estate Investment Trust whose principal business strategy is to acquire and develop a diversified portfolio of high-quality properties leased to major entertainment-related business operators. The company's common shares of beneficial interest are traded on the New York Stock Exchange under the ticker symbol EPR.

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